Exhibit 99.1

Edgio adds proven operational and strategic technology leadership

Tempe, Arizona, August 22, 2022 – Edgio, Inc. (Nasdaq: EGIO), the platform of choice to power unmatched speed, security and simplicity at the edge, today announced the appointment of Stephen Cumming as chief financial officer and Rich Diegnan as chief legal officer.

“We are excited to have Stephen and Rich join us. Their proven operational and strategic leadership will help us continue building positive momentum,” said Bob Lyons, Edgio CEO.

Stephen Cumming joins Edgio from network infrastructure company, Cambium Networks, where he was the CFO and took the company public in 2019. Before Cambium, Stephen was the CFO at privately-held SaaS company, Kenandy, which was successfully sold to Rootstock. Prior to that, Stephen held senior leadership positions as CFO at Atmel Corporation and Fairchild Semiconductor where he helped drive growth and profitability improvements both domestically and internationally.

“Stephen is a seasoned financial veteran with almost 30 years of experience leading software and infrastructure companies through strategic, operational and financial transformations to attain new levels of growth and profitability. His broad experience working in both public and private capital markets, proven operational leadership, and merger and acquisitions experience, enables us to broaden the CFO role to meaningfully contribute to shareholder value creation for Edgio,” said Lyons.

Rich Diegnan joins Edgio from internet infrastructure solutions company Internap, where he was general counsel for more than five years. Before Internap, Rich ran his own corporate law practice for 12 years and served as general counsel and CFO at software company, Travel Tripper, and served as general counsel for Broad Valley Micro Fiber Networks, a start-up broadband telecommunications company. Previously, Rich was a member of the Global Corporate and Mergers and Acquisitions practice at Milbank LLP.

“Rich brings strong operational leadership and has a proven track record successfully leading mergers and acquisitions, making him an ideal addition to Edgio,” said Lyons.

“Dan and Mike have made meaningful contributions as we successfully repositioned the company into a leading edge-enabled solutions provider with accelerating growth and profitability. We are grateful for their continued support as Stephen and Rich transition in and get up to speed.” said Lyons.

About Edgio

Edgio (NASDAQ: EGIO) makes connected living faster, safer and simpler to manage by powering unmatched speed, security and simplicity at the edge with our seamlessly integrated delivery, applications and streaming solutions. Our globally-scaled technology and expert services fuel the world’s top brands with the capacity to deliver the fastest, most dynamic and frictionless education, entertainment, events and applications to every user. Dedicated to providing unparalleled client care and extending value every step of the way, Edgio is a partner of choice, driving about 20% of worldwide internet traffic to support the most popular shows, movies, sports, games and music, and instant-loading websites. To learn more, visit edg.io and follow us on Twitter, LinkedIn and Facebook.

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